Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
August 12, 2013	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

Huntsman to Seek Commitments for Additional Term B Loans

THE WOODLANDS, Texas, August 12, 2013 — Huntsman Corporation (NYSE: HUN) today announced its intention, subject to market and other conditions, to seek commitments for $100 million in aggregate principal amount of additional term loans (the “Additional Term Loans”) through its wholly owned subsidiary, Huntsman International LLC (the “Borrower”). The Additional Term Loans will be arranged by Citigroup Global Markets Inc., as lead arranger, and HSBC Securities (USA) Inc., as co-manager, and made as additional term loans under the credit agreement, dated as of August 16, 2005, as amended, among the Borrower, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, pursuant to which term loans were previously extended to the Borrower (collectively, the “Existing Term Loans”).  The Loans will be treated as a single class with, and will have the same terms as, one or more classes of Existing Term Loans.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.